Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	April 23, 2013
Phone: 408-736-6900 x168

AFOP REPORTS 100% YEAR OVER YEAR PROFIT INCREASE IN 1st QUARTER, 2013
WITH RECORD QUARTERLY SALES GUIDANCE FOR Q2, 2013

Sunnyvale, CA – April 23, 2013 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2013.

Revenues for the first quarter of 2013 totaled $12,153,000, a 15% increase from revenues of $10,535,000 reported in the first quarter of 2012, and flat from revenues of $12,159,000 reported in the previous quarter. The Company recorded net income for the first quarter of 2013 of $1,850,000, or $0.22 per share based on 8.6 million shares outstanding, compared to $921,000, or $0.10 per share based on 8.8 million shares outstanding for the first quarter of 2012. This compares to net income for the fourth quarter of 2012 of $5,597,000, or $0.64 per share based on 8.7 million shares outstanding. Included in net income for the fourth quarter of 2012 was a one-time tax benefit of approximately $3.7 million. Excluding this tax benefit, earnings were $0.22 per share in the fourth quarter of 2012.

Included in expenses were stock-based compensation of $280,000 for the quarter ended March 31, 2013, $247,000 for the quarter ended March 31, 2012 and $280,000 for the quarter ended December 31, 2012.

Peter Chang, President and Chief Executive Officer, commented, “We are very pleased with the financial performance and progress AFOP made in the quarter ended March 31, 2013. With strong customer demand, and timely recovery by our Asia operations after the Chinese New Year shutdown, we delivered higher than originally guided quarterly sales. With our focus on operational excellence, we achieved a record gross margin level, above 36%, which resulted in a 100% increase in profits, compared with a year ago quarter.”

“More importantly, customers demand remains strong after March. Based on input from our customers and current expectations regarding orders, we expect revenues to increase to a record level above $14M in the second quarter of 2013, which would represent more than 20% growth from the year ago quarter. With such a strong beginning, we are encouraged by the prospect of delivering both record revenues and record profits for the year of 2013.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on April 23, 2013 to discuss AFOP’s first quarter 2013 financial results. To participate in AFOP’s conference call, please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 31645147. AFOP will also provide a live webcast of its first quarter 2013 conference call at AFOP’s website, www.afop.com. The webcast replay will be available on AFOP’s website 90 minutes after the live conference call.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels and profits and the time periods thereof, our operational excellence and ability to sustain the same, and our expectations regarding customer demand, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwidth, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's Annual Report on Form 10-K for the year ended December 31, 2012. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31	Dec. 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$31,863	$33,275
Accounts receivable, net	9,090	8,046
Inventories, net	7,598	6,933
Deferred tax asset	1,234	1,234
Other current assets	1,187	1,166
Total current assets	50,972	50,654

Long-term investments	10,318	10,274
Property and equipment, net	7,687	7,708
Deferred tax asset	2,468	2,468
Other assets	247	249
Total assets	$71,692	$71,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,183	$6,591
Accrued expenses and other liabilities	3,760	4,115
Total current liabilities	9,943	10,706

Long-term liability	598	616
Total liabilities	10,541	11,322

Stockholders' equity	61,151	60,031

Total liabilities and stockholders' equity	$71,692	$71,353

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2013	2012	2012
Revenues	$12,153	$12,159	$10,535

Cost of revenues	7,745	7,929	7,091
Gross profit	4,408	4,230	3,444

Operating expenses:
Research and development	813	831	807
Sales and marketing	712	652	675
General and administrative	1,116	1,085	1,082
Total operating expenses	2,641	2,568	2,564

Income from operations	1,767	1,662	880
Interest and other income, net	133	223	150
Income before benefit (provision) for income taxes	1,900	$1,885	1,030
Benefit (provision) for income taxes	(50)	3,712	(109)
Net income	$1,850	$5,597	$921

Net income per share:
Basic	$0.22	$0.64	$0.10
Diluted	$0.21	$0.63	$0.10

Shares used in per share calculation:
Basic	8,595	8,736	8,846
Diluted	8,906	8,935	9,085

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$35	$33	$26
Research and development	33	33	27
Sales and marketing	66	67	59
General and administrative	146	147	135
Total	$280	$280	$247